Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Pinstripes Holdings, Inc. 2023 Equity Omnibus Equity Incentive Plan and the Pinstripes Holdings, Inc. 2023 Employee Stock Purchase Plan of Pinstripes Holdings, Inc. of our report dated September 6, 2023 (except Note 2, as to which the date is April 1, 2024) with respect to the consolidated financial statements of Pinstripes, Inc., for the years ended April 30, 2023, April 24, 2022 and April 25, 2021 included in the registration statement of Pinstripes Holdings, Inc. on Form S-1, as amended, (No. 333-276660), filed with the Securities and Exchange Commission and the related Final Prospectus filed with the Securities and Exchange Commission on April 22, 2024.

/s/ Ernst & Young LLP
Chicago, Illinois
April 22, 2024